Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 6, 2013

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST-QUARTER 2013 FINANCIAL RESULTS

--In-line revenues and on-going productivity improvements aid earnings per share

--Facility transfers/rationalizations and capacity additions remain on track as capacity utilization increases year-over-year

--Progress continues with integration of legacy platform with Alpine and its rebranding

--Raising full-year 2013 business outlook

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 . 800 . TO . SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

TAMPA, FL – May 6, 2013 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing comprehensive outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

•

First quarter 2013 revenues from continuing operations of $301.2 million increased $23.1 million, or 8.3%, from $278.1 million in the comparable quarter last year; first quarter 2013 revenues include $31.0 million in revenue contribution from the Alpine Access acquisition

•

On a constant currency basis and excluding Alpine Access’ revenue contribution of $31.0 million, first quarter 2013 revenues from continuing operations decreased 3.0% comparably (an improvement however from the 6.2% comparable revenue decline in first quarter 2012 vs. first quarter 2011) as expansion of new and existing client programs was more than offset by previously discussed end-of-life client programs and strategic actions to exit certain geographies in the EMEA region, the associated revenues from which were in the year-ago period but are not part of the revenue base in the first quarter of 2013

•

First quarter 2013 operating margin from continuing operations was 3.3% versus 5.3% in the same period last year; on a non-GAAP basis (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 5 for reconciliation), first quarter 2013 operating margin from continuing operations decreased to 5.0% versus 6.8%% in the same period last year, with the decrease due to a combination of costs related to client program ramps and facility transfers, higher roadside assistance tow claims in Canada due to a colder-than-expected winter, end-of-life client programs and unfavorable foreign currency movements (approximately 70 basis points) resulting from appreciating functional currencies versus the U.S. dollar

•

First quarter 2013 diluted earnings per share from continuing operations were $0.15 versus $0.25 in the comparable quarter last year, with the reduction due largely to above-mentioned factors coupled with a higher effective tax rate

•

On a non-GAAP basis, first quarter 2013 diluted earnings per share from continuing operations were $0.23 versus $0.32 in the same period last year (see Exhibit 5 for reconciliation) and versus the February 2013 business outlook range of $0.18 to $0.20, with the comparable decrease driven largely by the above-mentioned factors; relative to the business outlook range, the increase was due largely to a combination of on-going productivity improvements as well as a lower than expected effective tax rate and other expenses

•

Consolidated capacity utilization rates increased to 73% in the first quarter 2013 from 71% in the comparable period last year due largely to higher utilization rates in EMEA and overall reductions in seat capacity

•	First quarter 2012 loss per share from discontinued operations, net of taxes, was ($0.27), which was driven by the sale of the Company’s Spain operations

Americas Region

Revenues from continuing operations from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 10.9% to $255.2 million, or 84.7% of total revenues, for the first quarter of 2013 compared to $230.1 million, or 82.7% of total revenues, in the prior year’s first quarter. Alpine Access’ revenues were $31.0 million, which exclude approximately $4.0 million of revenue contribution from SYKES’ legacy at-home agent program in the U.S., which was merged into the Alpine Access at-home agent platform. On a constant currency basis and excluding Alpine Access’ revenue contribution of $31.0 million, first quarter 2013 Americas revenues from continuing operations decreased 2.7% comparably as expansion of new and existing client programs was more than offset by certain previously discussed end-of-life client programs, the associated revenues from which were in the year-ago period but are not part of the revenue base in the first quarter of 2013.

During the quarter, revenues from continuing operations generated from services provided offshore decreased to 43% from 49% in the same period last year principally due to a mix-shift in revenues to North America driven by Alpine Access, whose clients reside in and are serviced from the U.S. and Canada.

Sequentially, revenues from continuing operations generated from the Americas region decreased 1.2% to $255.2 million in the first quarter of 2013 compared to $258.3 million, or 84.9% of total revenues, in the fourth quarter of 2012. On a constant currency basis, first quarter 2013 Americas revenues decreased 0.5% over the fourth quarter due largely to demand seasonality.

The Americas income from continuing operations for the first quarter of 2013 decreased 27.6% to $19.5 million, with an operating margin of 7.6% versus 11.7% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin from continuing operations decreased to 9.5% from 13.0% in the comparable quarter last year due to a combination of costs related to client program ramps and facility transfers, higher roadside assistance tow claims in Canada due to a colder-than-expected winter, end-of-life client programs and unfavorable foreign currency movements (approximately 80 basis points) resulting from appreciating functional currencies versus the U.S. dollar (see Exhibit 6 for reconciliation).

Sequentially, the Americas income from continuing operations for the first quarter of 2013 decreased 19.3% to $19.5 million, with an operating margin of 7.6% versus 9.4% in the fourth quarter of 2012. On a non-GAAP basis, the Americas operating margin from continuing operations decreased to 9.5% from 11.6%. The decrease was due largely to the above-mentioned factors, coupled with demand seasonality (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from continuing operations from the Company’s Europe, Middle East and Africa (EMEA) region decreased 4.1% to $46.0 million, representing 15.3% of total revenues for the first quarter of 2013, compared to $48.0 million, or 17.3% of total revenues, in the prior year’s first quarter. On a constant currency basis, EMEA revenues from continuing operations decreased 4.6% as expansion of new and existing clients programs was more than offset by a combination of certain previously discussed end-of-life client programs and the strategic actions taken in EMEA to exit from South Africa, Ireland and the Netherlands, which began in the first quarter of 2012.

Sequentially, revenues from continuing operations from the Company’s EMEA region were essentially flat at $46.0 million, or 15.1% of SYKES’ total revenues in the fourth quarter of 2012. On a constant currency basis, EMEA revenues from continuing operations decreased 0.4% sequentially, driven largely by demand seasonality.

The EMEA region’s income from continuing operations for the first quarter of 2013 was $1.9 million, or 4.0% of EMEA revenues, versus $0.4 million, or 0.8% of revenues, in the comparable quarter last year. On a non-GAAP basis, the operating margin from continuing operations was 4.0% versus 2.9% in the same period last year, driven largely by the strategic actions in EMEA, including better cost alignment (see Exhibit 6 for reconciliation).

Sequentially, the EMEA region’s income from continuing operations for the first quarter of 2013 was $1.9 million, or 4.0% of EMEA revenues versus $3.6 million, or 7.9% of revenues, in the fourth quarter of 2012. On a non-GAAP basis, the EMEA operating margin from continuing operations was 4.0% versus 6.2% due largely to demand seasonality (see Exhibit 6 for reconciliation).

Corporate G&A Expenses

Corporate G&A expenses decreased to $11.5 million, or 3.8% of revenues, in the first quarter of 2013, compared to $12.7 million, or 4.6% of revenues, in the comparable quarter last year, with the decrease due primarily to a combination of productivity improvements, lower professional services fees and a shift in timing of certain expenses. On a non-GAAP basis, corporate G&A expenses decreased to $11.0 million, or 3.7% of revenues, from $12.6 million, or 4.5% of revenues, in the comparable period last year due largely to the aforementioned factors (see Exhibit 6 for reconciliation).

Sequentially, corporate G&A expenses decreased to $11.5 million, or 3.8% of revenues, in the first quarter of 2013, from $12.1 million, or 4.0% of revenues, in the fourth quarter of 2012. On a non-GAAP basis, corporate G&A expenses decreased by $0.4 million to $11.0 million in the first quarter of 2013, but were flat on a comparable basis at 3.7% of revenues (see Exhibit 6 for reconciliation).

Interest & Other Expense and Taxes

Interest and other expense for the first quarter of 2013 totaled approximately $0.2 million compared to interest and other expense of $0.6 million for the same period in the prior year. The decrease in interest and other expense was due principally to lower realized and unrealized foreign currency transactions losses. These losses result primarily from U.S. dollar denominated assets and liabilities held by the Company’s foreign subsidiaries.

The Company’s effective tax rate from continuing operations was 32.9% for the first quarter of 2013 versus 23.8% in the same period last year and below the estimated 41% provided in the Company’s February 2013 business outlook. The increase in comparable tax rate was due principally to the previously discussed discrete adjustment related to The American Taxpayer Relief Act of 2012 passed on January 2, 2013, which resulted in the Company incurring withholding taxes on its offshore cash movements. Relative to the February 2013 business outlook, the decrease in effective tax rate was due mainly to a shift in the geographic mix of earnings to lower tax rate jurisdictions.

On a non-GAAP basis, the first quarter 2013 effective tax rate was 32.9% compared to 23.0% in the same period last year and below the estimated 37% provided in the Company’s February 2013 business outlook, both of which were due to the above-mentioned reasons.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2013 remained strong with cash and cash equivalents of $177.8 million. Approximately $173.9 million, or 97.8% of the cash balance, was held in international operations and may be subject to additional taxes if repatriated to the United States, including withholding tax applied by the country of origin and U.S. taxes on the dividend income. At quarter-end, the Company had approximately $111.0 million of borrowings outstanding under its revolving senior credit facility, up from $91.0 million at December 31, 2012. The increase in borrowings sequentially was due to a combination of factors, including the timing of receivable collections and other expansion-related uses of working capital. The amount available under the Company’s credit facility was $134.0 million at March 31, 2013.

Business Outlook

The assumptions driving the business outlook for the second quarter and full-year 2013 are as follows:

•

Although the Company remains cautious about the broader macro-economic environment, it is somewhat encouraged by an up-tick in demand trends among select prospects within certain segments of the outsourced customer contact marketplace. In particular, this demand uptick is being driven by incremental opportunities within the communications vertical in the EMEA region. As such, the Company is increasing slightly its consolidated full-year 2013 revenue and earnings per share outlook ranges. However, the expenses associated with the program ramps accompanying the revised revenue outlook coupled with the previously discussed timing of capacity build outs and transfers in the first half of the year are expected to significantly impact second quarter earnings per share relative to the first quarter and, to a meaningful extent, third quarter 2013 earnings per share as well. Furthermore, given the sometimes fluid nature of capacity build outs and program ramps, there remains a possibility for potential shifts in timing of expenses and anticipated revenue generation among quarters through the remainder of the year;

•

The Company’s revenues and earnings per share assumptions for the second quarter and full year 2013 are based on foreign exchange rates as of April 2013. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the second quarter and full-year;

•

The Company remains on track to complete the operational integration of the Alpine Access acquisition by the second-half of 2013. The integration process is expected to result in long-term operating efficiencies;

•

The Company also remains on track to add approximately 6,000 seats on a gross basis in 2013. Approximately 75% of the seat count is still expected to be added in the first half of 2013, with the remainder in the second half. During the first quarter, the Company added approximately 1,500 seats on a gross basis while net seats increased by 1,100 sequentially. A number of the anticipated seat additions in 2013 are related to facility transfers. Total seat count on a net basis for the full year is still expected to increase by approximately 1,000 seats;

•

The Company anticipates interest and other expense of approximately $1.0 million for the second quarter and $3.2 million for the full year 2013. Included in the aforementioned amounts is net interest expense of $0.4 million and $1.6 million for the second quarter and full year 2013, respectively, related to the debt associated with the acquisition of Alpine

Access. The anticipated increase in other expense relative to 2012 is being driven primarily by forecasted foreign currency transaction losses due to a weakening U.S. dollar relative to certain functional currencies. These amounts exclude the potential impact of any future foreign exchange gains or losses in other expense; and

•

The Company anticipates full-year 2013 effective tax rate to remain unchanged relative to its initial 2013 business outlook released in February 2013. For the second quarter, the Company anticipates a zero percent effective tax rate driven largely by a shift in the mix of earnings between high and low tax jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2013:

•	Revenues in the range of $301.0 million to $305.0 million
•	Effective tax rate of approximately 0%; on a non-GAAP basis, an effective tax rate of approximately 0%
•	Fully diluted share count of approximately 43.1 million
•	Diluted earnings per share of approximately $0.11 to $0.15
•	**Non-GAAP diluted earnings per share in the range of $0.18 to $0.22
•	Capital expenditures in the range of $28.0 million to $33.0 million

For the twelve months ending December 31, 2013, the Company anticipates the following financial results:

•	Revenues in the range of $1,225.0 million to $1,240.0 million
•	Effective tax rate of approximately 25%; on a non-GAAP basis, an effective tax rate of approximately 27%
•	Fully diluted share count of approximately 43.1 million
•	Diluted earnings per share of approximately $0.91 to $1.00
•	**Non-GAAP diluted earnings per share in the range of $1.19 to $1.28
•	Capital expenditures in the range of $55.0 million to $65.0 million

* See “Business Outlook Reconciliation” (Exhibit 7) for Second Quarter and Full-Year 2013 non-GAAP diluted earnings per share reconciliation.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 7, 2013, at 10:00 a.m. Eastern Daylight Savings Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP income from continuing operations, non-GAAP operating margins, non-GAAP tax rate, non-GAAP income from continuing operations, net of taxes, per diluted share and non-GAAP income from continuing operations by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results from operations and how management evaluates and measures such performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing a comprehensive customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore and virtual at-home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES and Alpine Access and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31, 2013	March 31, 2012	December 31, 2012
Revenues	$301,244	$278,098	$304,272
Direct salaries and related costs	(203,706)	(178,500)	(201,194)
General and administrative	(73,733)	(72,264)	(72,803)
Depreciation, net	(10,169)	(10,634)	(10,336)
Amortization of intangibles	(3,759)	(1,861)	(3,835)
Net gain (loss) on disposal of property and equipment	-	-	(308)
Impairment of long-lived assets	-	(149)	(84)

Income from continuing operations	9,877	14,690	15,712
Total other income (expense), net	(159)	(553)	(784)

Income from continuing operations before income taxes	9,718	14,137	14,928
Income taxes	(3,200)	(3,367)	(1,638)

Income from continuing operations, net of taxes	6,518	10,770	13,290
(Loss) from discontinued operations, net of taxes	-	(820)	-
Gain (loss) on sale of discontinued operations, net of taxes	-	(10,707)	-

Net income (loss)	$6,518	$(757)	$13,290

Net income (loss) per share:
Basic:
Continuing operations	$0.15	$0.25	$0.31
Discontinued operations	0.00	(0.27)	0.00

Net income (loss) per share	$0.15	$(0.02)	$0.31

Diluted:
Continuing operations	$0.15	$0.25	$0.31
Discontinued operations	0.00	(0.27)	0.00

Net income (loss) per share	$0.15	$(0.02)	$0.31

Weighted average shares:
Basic	43,036	43,309	43,057
Diluted	43,052	43,409	43,081

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31, 2013	March 31, 2012	December 31, 2012
Revenues:
Americas	$255,214	$230,087	$258,306
EMEA	46,030	48,011	45,966

Total	$301,244	$278,098	$304,272

Operating Income:
Americas	$19,522	$26,956	$24,192
EMEA	1,855	388	3,627
Corporate G&A expenses	(11,500)	(12,654)	(12,107)

Income from continuing operations	9,877	14,690	15,712

Total other income (expense), net	(159)	(553)	(784)
Income taxes	(3,200)	(3,367)	(1,638)

Income from continuing operations, net of taxes	$6,518	$10,770	$13,290

Sykes Enterprises, Incorporated

Condensed Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31, 2013	December 31, 2012
Assets:
Current assets	$483,110	$467,342
Property and equipment, net	103,040	101,295
Goodwill & intangibles, net	291,759	296,268
Other noncurrent assets	41,692	43,784

Total assets	$919,601	$908,689

Liabilities & Shareholders’ Equity:
Current liabilities	$152,613	$164,583
Noncurrent liabilities	157,147	137,842
Shareholders’ equity	609,841	606,264

Total liabilities and shareholders’ equity	$919,601	$908,689

Sykes Enterprises, Incorporated
Supplementary Data
	Q1 2013	Q1 2012
Geographic Mix (% of Total Revenues):
Americas (1)	85%	83%
Europe, Middle East & Africa (EMEA)	15%	17%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2013	Q1 2012
Vertical Industry Mix (% of Total Revenues):
Communications	32%	30%
Financial Services	28%	30%
Technology / Consumer	16%	17%
Transportation & Leisure	9%	9%
Healthcare	8%	9%
Other	7%	5%

Total	100%	100%

	Seat Capacity (3)
	Q1 2013	Q1 2012	Q4 2012
Americas (2)	35,100	35,200	34,000
EMEA	5,300	5,800	5,300

Total	40,400	41,000	39,300

Offshore	22,900	22,100	22,000

	Capacity Utilization
	Q1 2013	Q1 2012	Q4 2012

Americas (2)	72%	71%	74%
EMEA	82%	72%	82%

Total	73%	71%	75%

Offshore	76%	75%	77%

(2) Americas data includes offshore as some clients in the U.S. are serviced from offshore geographies, including The Philippines, Costa Rica, etc.

(3) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of first quarter 2013, the Company had approximately 3,000 agent FTEs working virtually from home both in the U.S. and Canada, including 2,700 from Alpine Access.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31, 2013	March 31, 2012
Cash Flow From Operating Activities:
Net income (loss)	$6,518	$(757)
Depreciation, net	10,169	10,634
Amortization of intangibles	3,759	1,861
Changes in assets and liabilities and other	(33,259)	(7,620)

Net cash provided by (used for) operating activities	$(12,813)	$4,118

Capital expenditures	$13,066	$6,818
Cash interest paid	$481	$306
Cash taxes paid	$5,017	$5,374

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31, 2013	March 31, 2012	December 31, 2012

GAAP income from continuing operations	$9,877	$14,690	$15,712
Adjustments:
Acquisition-related severance & consulting engagement costs	366	-	271
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,435	3,014	5,004
Merger & integration costs	320	100	697
EMEA restructuring	7	999	(757)
Other	-	-	436

Non-GAAP income from continuing operations	$15,005	$18,803	$21,363

	Three Months Ended
	March 31, 2013	March 31, 2012	December 31, 2012

GAAP income from continuing operations, net of taxes, per diluted share	$0.15	$0.25	$0.31
Adjustments:
Acquisition-related severance & consulting engagement costs	0.01	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.07	0.05	0.08
Merger & integration costs	-	-	0.01
EMEA restructuring	-	0.02	(0.02)
Other	-	-	0.01

Non-GAAP income from continuing operations, net of taxes, per diluted share	$0.23	$0.32	$0.39

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

GAAP income from continuing operations	$19,522	$26,956	$1,855	$388	($11,500)	($12,654)
Adjustments:
Acquisition-related severance & consulting engagement costs	207	-	-	-	159	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,435	3,014	-	-	-	-
Merger & integration costs	-	-	-	-	320	100
EMEA restructuring	-	-	7	999	-	-
Other	-	-	-	-	-	-

Non-GAAP income from continuing operations	$24,164	$29,970	$1,862	$1,387	($11,021)	($12,554)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012	March 31, 2013	December 31, 2012
GAAP income from continuing operations	$19,522	$24,192	$1,855	$3,627	($11,500)	($12,107)
Adjustments:
Acquisition-related severance & consulting engagement costs	207	271	-	-	159	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,435	5,004	-	-	-	-
Merger & integration costs	-	-	-	-	320	697
EMEA restructuring	-	-	7	(757)	-	-
Other	-	436	-	-	-	-

Non-GAAP income from continuing operations	$24,164	$29,903	$1,862	$2,870	($11,021)	($11,410)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook Second Quarter 2013
GAAP income from continuing operations, net of taxes, per diluted share	$0.11 - $0.15
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.07
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP income from continuing operations, net of taxes, per diluted share	$0.18 - $0.22

Business Outlook Full Year 2013
GAAP income from continuing operations, net of taxes, per diluted share	$0.91 - $1.00
Adjustments:
Acquisition-related severance & consulting engagement costs	0.01
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.27
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP income from continuing operations, net of taxes, per diluted share	$1.19 - $1.28